Exhibit 99.1

PRESS RELEASE

June 19, 2007

CONTACT:	ECB Bancorp, Inc.
Gary M. Adams, Chief Financial Officer
(252) 925-5525
(252) 925-8491 facsimile

FOR IMMEDIATE RELEASE

ECB BANCORP, INC. REPORTS DECLARATION OF

QUARTERLY CASH DIVIDEND

ENGELHARD, NORTH CAROLINA-ECB Bancorp, Inc. (Nasdaq: ECBE), the parent holding company of The East Carolina Bank (the “Bank”), announces that on June 19, 2007, the Corporation’s Board of Directors declared a quarterly cash dividend of $0.175 per share, payable July 16, 2007 to shareholders of record on July 2, 2007.

On an annualized basis the Corporation’s 2007 dividend of $0.70 per share represents a 2.9% increase over the annual dividend in 2006 of $0.68 per share.

The Bank continues to expand its footprint in eastern North Carolina and has recently converted an existing loan production office in Ocean Isle Beach (Brunswick County) to a full-service branch. Additionally, ECB has two new branches under construction in Greenville with one scheduled to open in mid June and the other in July, which will bring the number of locations in Pitt County to four.

About ECB Bancorp, Inc.

ECB Bancorp, Inc. is a bank holding company, headquartered in Engelhard, North Carolina, whose wholly-owned subsidiary, The East Carolina Bank, is a state-chartered, independent community bank insured by the FDIC. Rated 88th among NC’s Top 100 Public Companies by The Charlotte Observer in 2007, ECB provides a full range of financial services. With 21 offices covering eastern NC from Currituck to Ocean Isle Beach and Greenville to Hatteras, ECB also provides mortgages, insurance services through the Bank’s licensed agents, and investment and brokerage services offered through a third-party broker-dealer. The Company’s common stock is listed on The Nasdaq Global Market under the symbol “ECBE”. More information can be obtained by visiting ECB’s web site at www.ecbbancorp.com.

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